As filed with the Securities and Exchange Commission on May 9, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Ha-Tidhar St., Ra’anana, 4366504 Israel Tel: +972.4.6230333	Puglisi & Associates 850 Library Ave., Suite 204 Newark, DE 19711 Tel: (302) 738-6680
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq. Ron Ben-Bassat, Esq. Angela Gomes, Esq.	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel-Aviv
Sullivan & Worcester LLP 1251 Avenue of the Americas, 19th Floor New York, NY 10020 Tel: 212.660.3000	(Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers, North Tower, 35th Floor Tel-Aviv, Israel 6473925 T +972.74.758.0480

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462© under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED: MAY 9, 2024

Up to 4,416,916 Ordinary Shares

Inspira Technologies Oxy B.H.N. Ltd.

This prospectus relates to the offer and resale by the selling shareholders identified in this prospectus, or the Selling Shareholders, of up to an aggregate of 953,478 ordinary shares, no par value, or the Ordinary Shares, of Inspira Technologies Oxy B.H.N. Ltd., issued to certain Selling Shareholders, or the Resale Ordinary Shares, and up to 3,463,438 Ordinary Shares issuable upon exercise of certain outstanding warrants issued to certain Selling Shareholders at exercise prices between $1.28 and $2.25 per share, or the Warrants, and the Ordinary Shares underlying the Warrants, the Warrant Shares and together with the Resale Ordinary Shares, the Resale Shares.

The Resale Shares will be resold from time to time by the Selling Shareholders listed in the section titled “Selling Shareholders” beginning on page 7.

The Selling Shareholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Resale Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Shareholders may sell their Resale Shares hereunder following the effective date of the registration statement of this prospectus forms a part. We provide more information about how a Selling Shareholders may sell its Warrant Shares in the section titled “Plan of Distribution” on page 10.

We are registering the Resale Shares on behalf of the Selling Shareholders, to be offered and sold by it from time to time. While we will not receive any proceeds from the sale of any Resale Shares by the Selling Shareholders described in this prospectus, we will receive between $1.28 and $2.25 per Warrant Share to the extent that the Warrants are exercised for cash. Upon exercise of the Warrants for all 3,463,438 Warrant Shares by payment of cash, we will receive aggregate gross proceeds of approximately $4.7 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Resale Shares. The Selling Shareholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Resale Shares.

Our Ordinary Shares and warrants to purchase Ordinary Shares issued in our initial public offering, or the IPO Warrants, are listed on the Nasdaq Capital Market, or Nasdaq, under the symbols “IINN” and “IINNW”, respectively. On May 7, 2024, the last reported sale price of our Ordinary Shares and IPO Warrants on Nasdaq was $2.21 and $0.47, respectively.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are eligible for reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 4 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus, for a discussion of factors to consider carefully before deciding to invest in our securities.

Neither the SEC nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2024

You should rely only on the information contained in this prospectus or any amendment thereto prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are offering to sell our securities, and seeking offers to buy our securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Inspira” refer to Inspira Technologies Oxy B.H.N. Ltd.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency is the U.S. dollar and our functional currency is New Israeli Shekels. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, references to A$ are to Australian dollars, and references to “dollars” or “$” are to U.S. dollars.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Shareholders may offer from time to time up to 953,478 Resale Ordinary Shares and 3,463,438 Warrant Shares. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Resale Shares offered by this prospectus, any prospectus or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus or amendments thereto, as well as information we have previously filed with the SEC is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the Resale Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus, you should rely on the information in such prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus— the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Resale Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Ordinary Shares. Before you decide to invest in our Ordinary Shares, you should read the entire prospectus carefully, including the “Risk Factors” section, and the financial statements and related notes thereto and the other information incorporated by reference herein.

We are a specialty medical device company engaged in the research, development, manufacturing, and marketing of proprietary life support technology with a vision to supersede traditional mechanical ventilators, or Mechanical Ventilation, which is the standard of care today for the treatment of acute respiratory failure. Although it may be sometimes lifesaving, Mechanical Ventilation is associated with increased risks, costs of care, extended lengths of stay, frequent incidence of infections, ventilator dependence and mortality. Using our state-of-the-art life support technology, our goal is to set a new standard of care and to provide patients with acute respiratory failure an opportunity to maintain spontaneous breathing and avoid the need for intubation, coma and various risks associated with the use of Mechanical Ventilation. As part of our strategy to reach this goal, and in parallel to pursuing regulatory approvals, we are actively working to establish collaborations with strategic partners, globally ranked hospitals, medical device companies and distributors both for endorsement and early clinical adoption. We plan to target intensive care units, or ICUs, general medical units, operating theaters, and small urban and rural hospitals, with the goal of making our solutions more accessible to millions of patients worldwide. We expect for these activities to support our strategy plan to reach market penetration and adoption of our life support technology.

We are developing the following products:

The INSPIRATM ART (Gen 2)

The INSPIRA ART device (Augmented Respiratory Technology) (also known as the INSPIRA ART500, ART system or ART), described herein as the INSPIRA ART, INSPIRA ART (Gen2), INSPIRA ART device or INSPIRA ART system, our flagship product, is a life support technology targeting to utilize direct blood oxygenation to boost patient saturation levels within minutes while the patient is awake & spontaneously breathing. It is designed to perform Adaptive Blood Oxygenation, by continuously measuring the patient’s blood parameters in real-time, delivering needed oxygen volume straight into the blood. The aim of our products is to treat patients without the need for Mechanical Ventilation with the potential to reduce associated legacy risks, complications and high costs and potentially allowing for treatment of larger patient populations in and beyond ICU settings. The INSPIRA ART is being designed as a new intent of use for long-term (longer than 6 hours) life support that provides assisted extracorporeal circulation and physiologic gas exchange (oxygenation and CO2 removal) of the patient’s blood in adults with acute respiratory failure, targeting to allow for treatment of patients while they are awake. The INSPIRA ART is being designed to potentially prevent the need for invasive mechanical ventilation, targeting acute respiratory failure patients in ICUs and general medical units. The break-through INSPIRA ART, which is still in development and has not been tested or used on humans and is expected to be submitted to the U.S. Food and Drug Administration, or FDA, for regulatory approval via the pre-market approval application or De Novo regulatory pathways.

The INSPIRATM ART100 (Gen 1)

The INSPIRA ART100 device (previously referred to as the ALICE, Liby or ECLS system), described herein as the INSPIRA ART100 (Gen 1), INSPIRA ART100, or the INSPIRA ART100 device, an advanced form of life support system better known by the medical industry as a cardiopulmonary bypass system, or CPB, is being designed for use in surgical procedures requiring cardiopulmonary bypass for 6 hours or less. The INSPIRA ART100 device was submitted to the FDA for 510k clearance in September 2023, and we expect a response by the end of the first half of 2024. The INSPIRA ART100 is designed to be a new generation CPB system with potential advantages to medical device design with ergonomic configuration and intuitive user-centric software and display to increase functionality, as well as a large touchscreen with novel colorful graphical representation that increases the visibility and functionality of data displayed to the medical staff. The INSPIRA ART100 device is being designed to be lightweight and highly durable and will be equipped with long battery life to maximize its portability. The INSPIRA ART100 device, designed as a CPB, shall be indicated for use in surgical procedures requiring cardiopulmonary bypass for 6 hours or less. The device is designed to be versatile, working with certain disposables manufactured by leading market players in the space.

The HYLATM Blood Sensor

The HYLA blood sensor, described herein as the HYLA or HYLA blood sensor, originally designed as a key and core technology for the INSPIRA ART (Gen 2), is being developed in its first variant (HYLA 1) to be compatible with the INSPIRA ART100 with plans to also be a stand-alone device to be integrated or used in extracorporeal procedures. The HYLA is designed as a non-invasive optical blood sensor designed to perform real-time and continuous blood measurements, to potentially alert physicians of changes in patient’s clinical condition. The HYLA blood sensor is being designed as a clip-on sensor, attached to the outer walls of a blood tube, that may potentially reduce risks, complications, and costs. The HYLA blood sensor may have broad application potential, benefiting patients undergoing procedures such as cardiopulmonary bypass operations, Extracorporeal Membrane Oxygenation, or ECMO and Cardiopulmonary bypass, pending regulatory approvals.

We have a goal to set a new standard of care in various areas of patient care. As part of our strategy to reach these goals, and in parallel to pursuing regulatory approvals, we are actively working to establish collaborations with strategic partners and globally ranked health centers to provide endorsement and clinical adoption for regional deployments of our products and technologies. We plan to target ICUs, general medical units, Operating theaters, and small urban and rural hospitals, with the goal of making our solutions more accessible to millions of patients.

Corporate Information

We are an Israeli corporation based in Ra’anana, Israel and were incorporated in Israel in 2018 under the name Clearx Medical Ltd. On April 10, 2018, our name was changed to Insense Medical Ltd. and on July 30, 2020, our name was changed to our current name, Inspira Technologies Oxy B.H.N. Ltd. Our principal executive offices are located at 2 Ha-Tidhar St., Ra’anana, 4366504 Israel. Our telephone number in Israel is 972 996 644 88. Our website address is www.inspira-technologies.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website addre©s in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a “Foreign Private Issuer”

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements, we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors, and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market rules for domestic U.S. issuers and are not required to be compliant with all Nasdaq Stock Market rules as would domestic U.S. issuers. See “Risk Factors—Risks Related to the Offering and Ownership of our Securities” for additional information. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

Recent Developments

On April 3, 2024, we issued and sold in a registered direct offering an aggregate of 1,339,285 Ordinary Shares to certain investors at a purchase price of $1.232 per share for aggregate gross proceeds to the Company of $1.65 million pursuant to a definitive agreement, dated March 28, 2024, with such investors (the “March Registered Direct Offering”). Our Chief Executive Officer’s mother purchased 324,675 Ordinary Shares in the offering.

THE OFFERING

Ordinary Shares currently issued and outstanding	17,355,669 Ordinary Shares

Resale Shares offered by the Selling Shareholders	Up to 4,416,916 Ordinary Shares

Ordinary Shares to be outstanding after this offering (assuming full exercise of the Warrants that are exercisable for the Warrant Shares offered hereby):	20,819,107 Ordinary Shares.

Use of proceeds	We will not receive any of the proceeds from any sale of any Resale Shares by the Selling Shareholders. We may receive proceeds in the event that any of the Warrants are exercised at their respective exercise prices per share which may result in gross proceeds of approximately $4.7 million, if all of the Warrants are exercised for cash. Any proceeds that we receive from the exercise of the Warrants will be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section starting on page 4 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus, for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq symbol	“IINN”

Unless otherwise indicated, the number of Ordinary Shares outstanding prior to and after this offering is based on 17,355,669 Ordinary Shares outstanding as of May 7, 2024, and excludes the following as of such date:

●	542,800 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our equity incentive plan, outstanding as of such date, with exercise prices ranging between NIS 0.37 (approximately $0.11) to NIS 0.97 (approximately $0.29) per share, 29,400 Ordinary Shares issuable upon the exercise of options to consultants under our equity incentive plan, outstanding as of such date, with exercise price of $3.08 and 80,000 Ordinary Shares issuable upon the exercise of options to consultants under our equity incentive plan, outstanding as of such date, with exercise price of $1.002(approximately $0.28); 501,968 of the total options were vested as of such date;

●	2,679,116 Restricted Share Units, or RSUs, granted to directors, employees, and consultants under our equity incentive plan, none of which were vested as of such date;

●	326,921 Ordinary Shares reserved for future issuance under our equity incentive plan;

●	169,016 Ordinary Shares issuable upon the exercise of warrants issued to InSense Medical Pty Ltd. in connection with a certain termination agreement, at an exercise price of $5.50 per Ordinary Share;

●	795,832 Ordinary Shares issuable upon the exercise of warrants issued in connection with certain equity investment agreements, which we refer to as Simple Agreements for Future Equity, or SAFEs, and an additional 3,247 Ordinary Shares issuable upon the exercise of warrants issued to promoters in connection with such SAFEs;

●	353,750 Ordinary Shares issuable upon the exercise of warrants issued in connection with a certain convertible loan, and an additional 13,340 Ordinary Shares issuable upon the exercise of warrants issued to promoters in connection with such convertible loan agreements;

●	145,455 Ordinary Shares issuable upon the exercise of warrants issued to Aegis Capital Corp. who acted as our underwriter in connection with our initial public offering, or IPO, at an exercise price of $6.875 per share; and

●	1,640,455 Ordinary Shares issuable upon the exercise of our IPO Warrants at an exercise price of $5.50 per share.

RISK FACTORS

An investment in the Ordinary Shares involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should consider carefully the risk factors described below and the risks described under the caption “Item 3. Key Information - D. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 25, 2024, which is incorporated by reference in this prospectus, before deciding whether to invest in the Ordinary Shares. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of the Ordinary Shares to decline, and you may lose all or part of your investment.

Risks Related to this Offering

Future sales of our Ordinary Shares could reduce the market price of our securities.

Substantial sales of our Ordinary Shares on Nasdaq may cause the market price of our securities to decline. Sales by us or our security holders of substantial amounts of our Ordinary Shares, or the perception that these sales may occur in the future, could cause a reduction in the market price of our securities.

The issuance of any additional Ordinary Shares or any securities that are exercisable for or convertible into Ordinary Shares, may have an adverse effect on the market price of our Ordinary Shares and will have a dilutive effect on our existing shareholders and holders of Ordinary Shares.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional Ordinary Shares or other securities convertible into or exchangeable for Ordinary Shares at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional Ordinary Shares, or securities convertible or exchangeable into Ordinary Shares, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We may need additional financing in the future. We may be unable to obtain additional financing or if we obtain financing it may not be on terms favorable to us. You may lose your entire investment.

Based on our current plans, we believe our existing cash and cash equivalents will be sufficient to fund our operating expense and capital requirements for the next six months. We expect that we will require substantial additional capital to operate and to commercialize our products and we expect to seek additional funds to enable us to fund our operations for the next twelve months. We may be unable to obtain additional funds through financing activities, and if we obtain financing it may not be on terms favorable to us. If we are unable to obtain additional funds on terms favorable to us, we may be required to cease or reduce our operating activities. If we must cease or reduce our operating activities, you may lose your entire investment.

The price of the Ordinary Shares may be volatile.

The market price of the Ordinary Shares has fluctuated in the past. Consequently, the current market price of the Ordinary Shares may not be indicative of future market prices, and we may be unable to sustain or increase the value of your investment in the Ordinary Shares.

We have never paid cash dividends on our share capital, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends, and we do not anticipate paying cash dividends in the foreseeable future. Therefore, you should not rely on an investment in Ordinary Shares as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “predict,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our planned level of revenues and capital expenditures;

●	our available cash our ability to obtain additional funding;

●	our ability to market and sell our products;

●	our expectation regarding the sufficiency of our existing cash and cash equivalents to fund our current operations;

●	our ability to advance the development of our products and future potential product candidates;

●	our ability to commercialize our products and future potential product candidates and future sales of our products or any other future potential product candidates;

●	our assessment of the potential of our products and future potential product candidates to treat certain indications;

●	our planned level of capital expenditures and liquidity;

●	our plans to continue to invest in research and development to develop technology for new products;

●	our ability to maintain our relationships with suppliers, manufacturers, distributors, and other partners;

●	anticipated actions of the FDA, state regulators, if any, or other similar foreign regulatory agencies, including approval to conduct clinical trials, the timing and scope of those trials and the prospects for regulatory approval or clearance of, or other regulatory action with respect to our products or services;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we intend to operate, including the impact of any changes in regulation and legislation that could affect the medical device industry;

●	our ability to meet our expectations regarding the commercial supply of our products and future product candidates;

●	our ability to retain key office holders;

●	our ability to internally develop new inventions and intellectual property;

●	the overall global economic environment;

●	the impact of competition and new technologies;

●	The possible impact of cybersecurity incidents on our business and operations;

●	general market, political and economic conditions in the countries in which we operate;

●	the impact of competition and new technologies;

●	our ability to internally develop new inventions and intellectual property;

●	changes in our strategy; and

●	litigation.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

SELLING SHAREHOLDERS

Resale Ordinary Shares

This prospectus covers the resale of an aggregate of 953,478 Resale Ordinary Shares held by Dagi Ben-Noon, our Chief Executive Officer, and Joe Hayon, our President. On February 19, 2018, we entered into an agreement, or the Founders Agreement, with Mr. Ben-Noon and other founders of the Company, pursuant to which Mr. Ben-Noon was issued 23.94% of the then issued and outstanding share capital of the Company, or 626,739 Ordinary Shares (of which 300,000 Ordinary Shares were transferred to Yael Ben-Noon on June 29, 2023). On May 10, 2016, we entered into an agreement, or the Joinder to Founders Agreement, with Mr. Hayon, pursuant to which the Company issued to Mr. Hayon 23.94% of the then issued and outstanding share capital of the Company, or 626,739 Ordinary Shares. On March 18, 2021, our shareholders approved a one-for-12.5 consolidation, or a reverse split, of our Ordinary Shares pursuant to which holders of our Ordinary Shares received one Ordinary Share for every 12.5 Ordinary Shares held. On June 1, 2021, our shareholders approved an additional reverse split at a ratio of one-for-2.94, pursuant to which holders of our Ordinary Shares received one Ordinary Share for every 2.94 Ordinary Shares held. All references to share and per share amounts referred to with respect to Mr. Ben-Noon’s and Mr. Hayon’s Resale Ordinary Shares reflect the foregoing reverse splits. We are registering the Resale Ordinary Shares in order to permit the Selling Shareholders to offer and sell the Resale Ordinary Shares for resale from time to time.

Warrant Shares

December 2023 Concurrent Private Placement Warrants

This prospectus also covers the resale of up to 3,031,250 Armistice Warrant Shares (as defined below). On December 27, 2023, we entered into a purchase agreement, or the Purchase Agreement, with Armistice Capital LLC, or Armistice, in a registered direct offering, pursuant to which we issued (i) an aggregate of 1,375,000 Ordinary Shares at a purchase price of $1.28 per share, and (ii) pre-funded warrants, or the Pre-Funded Warrants, to purchase up to 1,656,250 Ordinary Shares, at a purchase price of $1.28, less $0.001 per Pre-Funded Warrant. In addition, pursuant to the Purchase Agreement, and in a concurrent private placement, we issued to Armistice warrants, or the Armistice Warrants, to purchase up to an aggregate of 3,031,250 Ordinary Shares at an exercise of $1.28 per share, or the Armistice Warrant Shares. The Armistice Warrants were exercisable immediately upon issuance and expire three and a half years following their issuance. Each Pre-Funded Warrant was exercisable for one Ordinary Share at an exercise price of $0.001 per share. The Pre-Funded Warrants were immediately exercisable and have been fully exercised. We received aggregate gross proceeds of $3.88 million in the registered direct offering and concurrent private placement.

H.C. Wainwright & Co., LLC, or the Placement Agent, acted as the exclusive placement agent for the registered direct offering and concurrent private placement. We paid the Placement Agent an aggregate fee equal to 7.0% of the gross proceeds of the offering, a management fee of 1.0% of the gross proceeds of the offering, a non-accountable expenses allowance of $85,000 and a clearing fee of $15,950. In addition, on December 28, 2023, we issued to the Placement Agent’s designees warrants to purchase up to an aggregate of 7.0% of the aggregate number of Ordinary Shares sold in the transaction, or warrants to purchase up to 212,188 Ordinary Shares, or the Placement Agent Warrants and such shares, the Placement Agent Warrant Shares. The Placement Agent Warrants were substantially on the same terms as the Armistice Warrants, except that the Placement Agent Warrants have an exercise price of $1.60 per share. The Placement Agent Warrants were issued to the four designees named herein: Charles Worthman, Craig Schwabe, Michael Vasinkevich, and Noam Rubinstein. This prospectus also covers the resale of up to an aggregate of 212,188 Placement Agent Warrant Shares issuable upon exercise of the Placement Agent Warrants held by Charles Worthman, Craig Schwabe, Michael Vasinkevich and Noam Rubinstein.

Service Provider Warrants

This prospectus covers the resale of up to 220,000 Warrant Shares issuable to a service provider, Talniri Ltd., or Talniri, upon the exercise of Warrants issued to Talniri, in connection with a consulting agreement dated February 20, 2024. The Warrant Shares will become exercisable on May 20, 2024, or the Initial Exercise Date, at an exercise price of $2.25 per share and will expire six months following the Initial Exercise Date, or on November 20, 2024.

We are registering the Resale Shares to permit the Selling Shareholders to offer such shares for resale from time to time. This prospectus covers the resale of up to an aggregate of 4,416,916 Resale Shares that may be sold or otherwise disposed of by the Selling Shareholders. Except for the ownership of the Resale Ordinary Shares and Warrants and as disclosed in this section, the Selling Shareholders have no material relationship with us within the past three years other than Dagi Ben-Noon, our Chief Executive Officer, and Joe Hayon, our President.

The following table sets forth certain information with respect to each Selling Shareholder, including (i) the Ordinary Shares beneficially owned by the Selling Shareholder prior to this offering, (ii) the number of Resale Shares being offered by the Selling Shareholder pursuant to this prospectus and (iii) the Selling Shareholder’s beneficial ownership after completion of this offering assuming all Resale Shares are sold. The registration of the Resale Shares does not necessarily mean that such Selling Shareholder will sell all or any of such shares, but the number of Ordinary Shares and percentages set forth in the final two columns below assume that all of the Resale Shares being offered by such Selling Shareholder are sold. The final two columns also assume the exercise of all of the Warrants held by such Selling Shareholder as of May 7, 2024. See “Plan of Distribution.”

The table is based on information supplied to us by the Selling Shareholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to our Ordinary Shares. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of Ordinary Shares beneficially owned by a Selling Shareholder and the percentage ownership of that Selling Shareholder, Ordinary Shares subject to options and warrants held by that Selling Shareholder that are exercisable for Ordinary Shares within 60 days after May 07, 2024, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other shareholder.

	Number of Ordinary Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Resale Shares to be Sold Pursuant to this Prospectus(2)		Number of Ordinary Shares Beneficially Owned After Offering		Percentage Beneficially Owned After Offering(3)
Armistice Capital LLC	3,031,250		3,031,250	(6)	—		—
Charles Worthman	2,122		2,122	(7)(8)	—		—
Craig Schwabe	7,161		7,161	(7)(9)	—		—
Dagi Ben-Noon	1,304,398	(4)	326,739		977,659	(13)	4.69
Joe Hayon	1,606,242	(5)	626,739		979,503	(14)	4.7
Michael Vasinkevich	136,066		136,066	(7)(10)	—		—
Noam Rubinstein	66,839		66,839	(7)(11)	—		—
Talniri Ltd.	220,000		220,000	(12)	—		—
TOTAL	6,374,078		4,416,916		1,957,162		9.39%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to options or warrants currently exercisable, or exercisable within 60 days of May 7, 2024 are counted as outstanding for computing the percentage of the Selling Shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other Selling Shareholder.

(2)	Represents Ordinary Shares owned by the Selling Shareholder, including upon full exercise of the Warrants.

(3)	The applicable percentage of beneficial ownership is based on 20,819,107 Ordinary Shares issued and outstanding immediately after this offering (assuming the exercise of all Warrants). The calculation of beneficial ownership reported in such columns takes into account the effect of the beneficial ownership limitations in any warrants held by the Selling Shareholders after this offering.

(4)	Consists of (i) 326,739 Ordinary Shares, (ii) 920,500 Ordinary Shares vested pursuant to issued and outstanding RSUs and (iii) 57,159 Ordinary Shares issuable upon the exercise of options within 60 days.

(5)	Consists of (i) 626,739 Ordinary Shares, (ii) 920,500 Ordinary Shares vested pursuant to issued and outstanding RSUs, and (iii) 57,159 Ordinary Shares issuable upon the exercise of options within 60 days.

(6)	Consists of 3,031,250 Ordinary Shares issuable upon the exercise of the Armistice Warrants. Mr. Steven Boyd has dispositive power over the Warrant Shares held by Armistice Capital LLC.

(7)	This Selling Shareholder is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of c/o H.C. Wainwright & Co., 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of Placement Agent Warrant Shares to be sold in this offering consists of Ordinary Shares issuable upon exercise of the Placement Agent Warrants, which were received as compensation for our registered direct offering consummated in December 2023. The Selling Shareholders acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the Selling Shareholders had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(8)	Consists of 2,122 Ordinary Shares issuable upon the exercise of Warrants.

(9)	Consists of 7,161 Ordinary Shares issuable upon the exercise of Warrants.

(10)	Consists of 136,066 Ordinary Shares issuable upon the exercise of Warrants.

(11)	Consists of 66,839 Ordinary Shares issuable upon the exercise of Warrants.

(12)	Consists of 220,000 Ordinary Shares issuable upon the exercise of Warrants. Eldar Edmond Grady has sole dispositive power over the Warrant Shares held by Talniri Ltd.

(13)	Consists of (i) 920,500 Ordinary Shares vested pursuant to issued and outstanding RSUs and (ii) 57,159 Ordinary Shares issuable upon the exercise of options within 60 days.

(14)	Consists of (i) 920,500 Ordinary Shares vested pursuant to issued and outstanding RSUs and (ii) 57,159 Ordinary Shares issuable upon the exercise of options within 60 days.

plan of distribution

We are registering the Ordinary Shares previously issued and issuable upon exercise of the Warrants to permit the resale of these Ordinary Shares by the holders thereof and holders of the Ordinary Shares and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Ordinary Shares. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the Selling Shareholders. However, we will receive cash proceeds equal to the total exercise price of the Warrants to the extent that the Warrants are exercised using cash. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares.

The Selling Shareholders may sell all or a portion of the Resale Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Resale Shares are sold through underwriters or broker-dealers, the Selling Shareholders Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Resale Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the Selling Shareholders effect such transactions by selling Resale Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Resale Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Ordinary Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Ordinary Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell Ordinary Shares short and Ordinary Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge Ordinary Shares to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the Warrants or Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealer participating in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of the Resale Shares.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the Ordinary Shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

We will pay all expenses of the registration of the Resale Shares, estimated to be $34,336.47 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Shareholders specifically for use in this prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Resale Shares will be freely tradable in the hands of persons other than our affiliates.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Resale Shares by the Selling Shareholders pursuant to this prospectus. We may receive up to approximately $4.7 million in aggregate gross proceeds from cash exercises of the Warrants, based on the applicable per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used to for working capital and general corporate purposes. The Selling Shareholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the Resale Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

See “Plan of Distribution” elsewhere in this prospectus for more information.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

The Companies Law imposes further restrictions on our ability to declare and pay dividends. Under the Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of distribution. In the event that we do not meet such earnings criteria, we may seek the approval of a court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

CAPITALIZATION

The following table sets forth our total liabilities and shareholders’ equity as of December 31, 2023:

●	on an actual basis;

●	on a pro forma basis to give effect to the (i) issuance and sale of 1,339,285 Ordinary Shares in the March Registered Direct Offering and (ii) issuance to Talniri of Warrants to purchase up to 220,000 Ordinary Shares, at an exercise price of $2.25 per share, in February 2024; and

●	on a pro forma as adjusted basis to give effect to the issuance of 3,463,438 Warrant Shares upon exercise of the Warrants at exercise prices between $1.28 and $2.25 per share, for aggregate gross proceeds of approximately 4.7 million, assuming such Warrants are exercised for cash.

You should read this table in conjunction with the sections titled “Item 5. Operating and Financial Review and Prospects” and our financial statements and related notes included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 25, 2024, incorporated by reference herein.

U.S. dollars in thousands	As of December 31, 2023 Actual	Pro Forma	Pro Forma As of December 31, 2023 As Adjusted

Cash and cash equivalents	5,041	6,690	11,404
Deposits	2,320	2,320	2,320
Restricted cash	69	69	69
Financials liability at Fair Value	1,470	4,190	24
Shareholders’ equity (deficit):
Share capital and additional paid in capital	61,259	62,947	71,828

Accumulated deficit	(55,521)	(58,280)	(58,280)
Total shareholders’ equity (deficit)	5,738	4,667	13,548
Total capitalization	9,310	10,959	15,674

The above discussion and table are based on 17,355,669 Ordinary Shares outstanding as of May 7, 2024, and excludes the following as of such date:

●	542,800 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our equity incentive plan, outstanding as of such date, with exercise prices ranging between NIS 0.37 (approximately $0.11) to NIS 0.97 (approximately $0.29) per share, 29,400 Ordinary Shares issuable upon the exercise of options to consultants under our equity incentive plan, outstanding as of such date, with exercise price of $3.08 and 80,000 Ordinary Shares issuable upon the exercise of options to consultants under our equity incentive plan, outstanding as of such date, with an exercise price of $1.002 (approximately $0.28); 501,968 of the total options were vested as of such date;

●	2,679,116 RSU, granted to directors, employees, and consultants under our equity incentive plan, none of which were vested as of such date;

●	326,921 Ordinary Shares reserved for future issuance under our equity incentive plan;

●	169,016 Ordinary Shares issuable upon the exercise of warrants issued to InSense Medical Pty Ltd. in connection with a certain termination agreement, with an exercise price of $5.50 per Ordinary Share;

●	795,832 Ordinary Shares issuable upon the exercise of warrants issued in connection with certain SAFEs and an additional 3,247 Ordinary Shares issuable upon the exercise of warrants issued to promoters in connection with such SAFEs;

●	353,750 Ordinary Shares issuable upon the exercise of warrants issued in connection with a certain convertible loan, and an additional 13,340 Ordinary Shares issuable upon the exercise of warrants issued to promoters in connection with such convertible loan agreement;

●	145,455 Ordinary Shares issuable upon the exercise of warrants issued to Aegis Capital Corp., who acted as the underwriter in connection with our IPO, at an exercise price of $6.875 per share;

●	1,640,455 Ordinary Shares issuable upon the exercise of warrants issued to investors in connection with our IPO Warrants at an exercise price of $5.50 per share.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates:

SEC registration fee	$1,336.47
Transfer agent fees and expenses	$1,000
Printer fees and expenses	$2,000
Legal fees and expenses	$10,000
Accounting fees and expenses	$15,000
Miscellaneous	$5,000
Total	$34,336.47

LEGAL MATTERS

Certain legal matters with respect to the legality of the Resale Shares offered by this prospectus will be passed upon for us by Sullivan & Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The financial statements as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023, incorporated by reference into this prospectus and the registration statement have been so incorporated in reliance on the report of Ziv Haft, a member firm of BDO, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to Resale Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the Ordinary Shares.

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at www.inspira-technologies.com. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Information contained on, or that can be accessed through, our website and other websites listed in this prospectus do not constitute a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference in this prospectus the documents listed below:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 25, 2024;

●	Our Reports on Form 6-K furnished on January 2, 2024 (with respect to the first and second paragraphs and the section titled “Forward-Looking Statements”), January 9, 2024 (with respect to the first and second paragraphs and the section titled “Forward-Looking Statements”), January 30, 2024 (with respect to the first three paragraphs and the section titled “Forward-Looking Statements”), February 8, 2024 (with respect to the first two paragraphs and the section titled “Forward-Looking Statements”), February 14, 2024 (with respect to the first, second and fourth paragraphs and the section titled “Forward-Looking Statements”), February 22, 2024 (with respect to the first three paragraphs and the section titled “Forward-Looking Statements”), February 27, 2024 (with respect to the first two paragraphs and the section titled “Forward-Looking Statements”), March 4, 2024 (with respect to the first, third, fourth and fifth paragraphs and the section titled “Forward-Looking Statements”), March 4, 2024, March 8, 2024, March 12, 2024 (with respect to the first, third and fourth paragraphs and the section titled “Forward-Looking Statements”), March 18, 2024 (with respect to the first, second, fourth and fifth paragraphs and the section titled “Forward-Looking Statements”), April 1, 2024, April 3, 2024 (with respect to the first two paragraphs and the section titled “Forward-Looking Statements”), April 9, 2024, April 10, 2024 (with respect to the first five paragraphs and the section titled “Forward-Looking Statements”), April 17, 2024 (with respect to the first four paragraphs and the section titled “Forward-Looking Statements”), April 24, 2024 (with respect to the first three paragraphs and the section titled “Forward-Looking Statements”), May 2, 2024; and

●	The description of our securities contained in Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 25, 2024.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at 2 Ha-Tidhar St., Ra’anana, 4366504 Israel, Tel: +972-996-64488; Attention: Chief Financial Officer.

Up to 4,416,916 Ordinary Shares

Inspira Technologies Oxy B.H.N. Ltd.

PROSPECTUS

                 , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law 5759-2999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exculpation from liability arising from a company’s transaction in which our controlling shareholder or officer has a personal interest. Subject to the aforesaid limitations, under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that the Company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our amended and restated articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since May 2021, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

In January through March 2021, we entered into convertible loan agreements for the aggregate amount of $3,484,113. These convertible loan agreements had a maturity date of May 31, 2021 and bear interest at the rate of 5.0% per year accrued quarterly.

In May 2021, we offered an extension with a maturity date of July 15, 2021 for the convertible loan agreements. The convertible loan agreements in the aggregate amount of $3,053,920 were extended. We repaid $430,193 plus interest of 5% per year (approximately $7,000) to the investors who did not agree to the extension.

In July 2021, upon completion of our initial public offering, the loan amount under the convertible loan agreements converted to Ordinary Shares at a conversion rate equal to a discount of 20% from the per share price of our Ordinary Shares in this offering. Additionally, the investors received warrants to purchase our Ordinary Shares with an exercise price equal to the public offering price in such offering with 50% warrant coverage with a three year warrant.

Additionally, we issued warrants to purchase 13,340 Ordinary Shares, exercisable upon our initial public offering for three years, to promoters in connection with the convertible loan agreements.

In July 2021, upon completion of our initial public offering, the loan amount under the convertible loan agreements converted to 707,489 Ordinary Shares at a conversion rate equal to a discount of 20% from the per share price of our Ordinary Shares, which was $5.50. Additionally, the investors received warrants to purchase 353,750 our Ordinary Shares with an exercise price equal to the public offering price of $5.50 per share in such offering with 50% warrant coverage with a three year warrant.  As of January 4, 2022, no warrants have been exercised.

In July 2021, upon completion of our initial public offering, the termination agreement with IML converted to 756,332 ordinary shares. Additionally, the investors received warrants to purchase 169,016 our Ordinary Shares with an exercise price equal to $5.50. As of January 4, 2022, no warrants have been exercised.

In July 2021, upon completion of our initial public offering, the investment amount under the SAFE converted to 1,406,416 of our Ordinary Shares. Additionally, the investors received warrants to purchase 795,832 our Ordinary Shares with an exercise price equal to $5.50. As of January 4, 2022, no warrants have been exercised.

On December 27, 2023, we entered into a purchase agreement, or the Purchase Agreement, with Armistice Capital LLC, or Armistice, in a registered direct offering, pursuant to which we issued (i) an aggregate of 1,375,000 Ordinary Shares at a purchase price of $1.28 per share, and (ii) pre-funded warrants, or the Pre-Funded Warrants, to purchase up to 1,656,250 Ordinary Shares, at a purchase price of $1.28, less $0.001 per Pre-Funded Warrant. In addition, pursuant to the Purchase Agreement, and in a concurrent private placement, we issued to Armistice warrants, or the Armistice Warrants, to purchase up to an aggregate of 3,031,250 Ordinary Shares at an exercise of $1.28 per share, or the Armistice Warrant Shares. The Armistice Warrants were exercisable immediately upon issuance and expire three and a half years following their issuance. Each Pre-Funded Warrant was exercisable for one Ordinary Share at an exercise price of $0.001 per share. The Pre-Funded Warrants were immediately exercisable and have been fully exercised. We received aggregate gross proceeds of $3.88 million in the registered direct offering and concurrent private placement.

H.C. Wainwright & Co., LLC, or the Placement Agent, acted as the exclusive placement agent for the registered direct offering and concurrent private placement. We paid the Placement Agent an aggregate fee equal to 7.0% of the gross proceeds of the offering, a management fee of 1.0% of the gross proceeds of the offering, a non-accountable expenses allowance of $85,000 and a clearing fee of $15,950. In addition, on December 28, 2023, we issued to the Placement Agent and its designees warrants to purchase up to 212,188 Ordinary Shares, or the Placement Agent Warrants and such shares, the Placement Agent Warrant Shares. The Placement Agent Warrants were substantially on the same terms as the Armistice Warrants, except that the Placement Agent Warrants have an exercise price of $1.60 per share. The Placement Agent Warrants were issued to four designees: Charles Worthman, Craig Schwabe, Michael Vasinkevich, and Noam Rubinstein. Each of the designees is affiliated with the Placement Agent and has sole voting and dispositive power over the securities held. The designees acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

In connection with a consulting agreement dated February 20, 2024, we issued to a service provider, Talniri Ltd., or Talniri, warrants to purchase up to 220,000 Ordinary Shares, or the Talniri Warrants. The Talniri Warrants will become exercisable on May 20, 2024, or the Initial Exercise Date, at an exercise price of $2.25 per share and will expire six months following the Initial Exercise Date, or on November 20, 2024.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description
3.1	Amended and Restated Articles of Association of Inspira Technologies Oxy B.H.N. Ltd. (incorporated by reference to Exhibit 99.1 to Inspira Technologies Oxy B.H.N. Ltd.’s Report of Foreign Issuer on Form 6-K (File No. 001-40303) filed with the SEC on December 20, 2021).
4.1	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.1 to Inspira Technologies Oxy B.H.N. Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on July 1, 2021).
4.2	Form of Warrant Agent Agreement (incorporated by reference to Exhibit 4.2 to Inspira Technologies Oxy B.H.N. Ltd.’s Registration Statement Form F-1 (File No. 333-253920) filed with the SEC on July 1, 2021).
4.3	Form of Warrant (incorporated by reference to Exhibit 4.4 to Inspira Technologies Oxy B.H.N. Ltd.’s Registration Statement FormF-1 (File No. 333-253920) filed with the SEC on July 1, 2021).
4.4	Form of Amendment of Warrant Agreement by and between the Company and American Stock Transfer & Trust Company, LLC, dated August 8, 2022 (incorporated by reference to Exhibit 4.6 to Inspira Technologies Oxy B.H.N. Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2023, dated March 24, 2024 (File No. 001-40303) filed with the SEC on December 27, 2023).
4.5	Form of Ordinary Warrant (incorporated by reference to Exhibit 4.1 to Inspira Technologies Oxy B.H.N. Ltd.’s Report of Foreign Issuer on Form 6-K (File No. 333-253920) filed with the SEC on December 27, 2023).
4.6	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to Inspira Technologies Oxy B.H.N. Ltd.’s Report of Foreign Issuer on Form 6-K (File No. 333-253920) filed with the SEC on December 27, 2023).
4.7*	Form of Warrant by and between the Company and Talniri Ltd., dated February 20, 2024.
4.8*	Form of Placement Agent Ordinary Share Warrant.
5.1*	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to Inspira Technologies Oxy B.H.N. Ltd
10.1	Form of Indemnification Agreement. (incorporated by reference to Exhibit 10.1 to Inspira Technologies Oxy B.H.N. Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on March 12, 2021).
10.2	Inspira Technologies Oxy B.H.N. Ltd. (formerly known as: InSense Medical Ltd.) 2019 Equity Incentive Plan (amended on September 14, 2021), (incorporated by reference to Exhibit 10.2 to Post-Effective Amendment No. 1 to Inspira Technologies Oxy B.H.N. Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on October 27, 2021).
10.3	Inspira Technologies Oxy B.H.N. Ltd. Compensation Policy for Company’s Executives (incorporated by reference to Exhibit 99.2 to Inspira Technologies Oxy B.H.N. Ltd.’s Report of Foreign Private Issuer on Form 6-K (File No. 001-4030) filed with the SEC on December 20, 2021).
10.4	Form of Simple Agreement for Future Equity (incorporated by reference to Exhibit 10.7 to Inspira Technologies Oxy B.H.N. Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on July 1, 2021)
10.5	Shareholder Loan Agreement, dated March 1, 2018, by and between the Company and Dagi Ben-Noon (incorporated by reference to Exhibit 10.8 to Inspira Technologies Oxy B.H.N. Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on July 1, 2021).
10.6	Form of Convertible Loan Agreement (incorporated by reference to Exhibit 10.9 to Inspira Technologies Oxy B.H.N. Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on July 1, 2021)
10.7	Form of Securities Purchase Agreement by and between the Company and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 10.1 to Inspira Technologies Oxy B.H.N. Ltd.’s Report of Foreign Issuer on Form 6-K (File No. 001-40303) filed with the SEC on December 27, 2023).
10.8	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to Inspira Technologies Oxy B.H.N. Ltd.’s Report of Foreign Issuer on Form 6-K (File No. 001-40303) filed with the SEC on April 1, 2024).
23.1*	Consent of Ziv Haft, a member firm of BDO, independent registered public accounting firm.
23.2*	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page).
107*	Filing Fee Table

*	Filed herewith.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Ra’anana, Israel on May 9, 2024.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

By:	/s/ Dagi Ben-Noon
Dagi Ben-Noon
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Inspira Technologies Oxy B.H.N. Ltd. hereby constitute and appoint each of Dagi Ben-Noon and Joe Hayon with full power of substitution, each of them singly as our true and lawful attorneys-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this Registration Statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dagi Ben-Noon	Chief Executive Officer, Director	May 9, 2024
Dagi Ben-Noon	(Principal Executive Officer)

/s/ Joe Hayon	Chief Financial Officer, President and Director	May 9, 2024
Joe Hayon	(Principal Financial and Accounting Officer)

/s/ Tal Parnes	Director	May 9, 2024
Tal Parnes

/s/ Lior Amit	Director	May 9, 2024
Lior Amit

/s/ Limor Rozen	Director	May 9, 2024
Limor Rozen

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Inspira Technologies Oxy B.H.N. Ltd., has signed this registration statement on May 9, 2024.

Puglisi & Associates Authorized U.S. Representative

/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director